EXHIBIT 3.1


                           FIRST AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 TECHDYNE, INC.

                             ----------------------

         The undersigned, Barry Pardon, President, and David L. Watts, Secretary of TECHDYNE, INC., the corporation organized under the laws of Florida (the "Corporation"), do hereby certify that by resolutions adopted by the Corporation's Board of Directors on July 2, 2003 and approved and authorized by the holders of the majority of the outstanding stock of the corporation at a Special Meeting of Shareholders held August 29, 2003, upon prior notice pursuant to Section 607.0705 of the Florida Business Corporation Act, adopted the following First Amended and Restated Articles of Incorporation that amends
Article I - Name pursuant to which the name of the corporation was changed to Simclar, Inc., and Article IX - Registered Agent or Registered Office, pursuant to which the Registered Agent of the corporation was changed to Barry Pardon:

                                ARTICLE I - NAME

         The name of the Corporation shall be:

                                  SIMCLAR, INC.

                              ARTICLE II - PURPOSES

         The purpose for which the Corporation is formed is to engage in any and all activities and business for any lawful purpose or purposes permitted under the laws of the United States and the laws of the State of Florida and to exercise any and all corporate powers provided for by the laws of the State of Florida.

                         ARTICLE III - AUTHORIZED SHARES

         The aggregate number of shares, which the Corporation shall have the authority to issue is 10,000,000 shares of common stock, $.01 par value per share. The Corporation may issue and deliver unissued or treasury shares, option rights or securities having conversion or option rights, whether presently or hereafter authorized, in such manner and for consideration as from time to time may be fixed by the Board of Directors. The Board of Directors may accept property, labor or payment in cash or any combination of the same for shares of common stock, $.01 par value per share, at a just valuation fixed by the Board of Directors. The common stock, $.01 par value per share, of the Corporation shall not be assessable, nor shall holders thereof or their property be liable for the debts of the Corporation to any extent whatsoever.

                             ARTICLE IV - EXISTENCE

         This Corporation will have perpetual existence unless dissolved according to law.


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                          ARTICLE V - PLACE OF BUSINESS

         The place of business of this Corporation shall be 2230 West 77th Street, Hialeah, Florida 33016, with the privilege of having offices at other places either within or without the State of Florida and/or such other locations decided upon by the Board of Directors.

                              ARTICLE VI - CAPITAL

         The amount of capital with which this Corporation shall commence business is FIVE HUNDRED DOLLARS ($500).

                             ARTICLE VII - DIRECTORS

         The number of directors of the Corporation shall be such number, not less than three, as may be fixed from time to time by the Board of Directors in the manner prescribed in the By-laws of the Corporation. The Board of Directors shall be entitled to fill any vacancies in the Board of Directors caused by reasons of an increase in the number of directors or otherwise.

                       ARTICLE VIII - POWERS OF DIRECTORS

         The business of the Corporation shall be managed and its corporate powers shall be exercised by its Board of Directors. The Board of Directors shall have the power, without shareholder action, to exercise all of the corporate power to which the Corporation is entitled under the Florida law including but not limited to:

         1. The power to cause the Corporation to indemnify each director and officer of the corporation against all or any expenses reasonably incurred by such director or officer in connection of arising out of any action, suit or proceeding which such officer and director may be involved by reason of his or her being or having been an officer or director of the corporation (whether or not he or she continues to be an officer or director at the time of incurring such expenses) to the extent permitted by the laws of the State of Florida.

         2. The power to remove a director for cause, wherein by the judgment of the majority of the other directors, the continuation of the director in office would be detrimental to the interest of the Corporation. The Board of Directors may suspend a director for a reasonable period pending determination that cause exists for such removal.

         3. The power to cause the Corporation to loan money to, or guarantee an obligation of, or otherwise assist any officer or other employee of the Corporation or any subsidiary of the Corporation, including when authorized by majority of the entire Board, an officer or employee who is also a director of the Corporation, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation.

               ARTICLE IX - REGISTERED AGENT OR REGISTERED OFFICE

         The name of the registered agent of the Corporation is Barry Pardon and the registered office of the Corporation is 2230 West 77th Street, Hialeah, Florida 33016.


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                               ARTICLE X - GENERAL

         Directors liabilities as well the absence of personal liability for monetary damages and conflicts of interest shall be governed by the Florida Business Corporation Act.

         These articles may be amended in the manner authorized by law at the time of amendment.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals this 29th day of August, 2003.

                                           TECHDYNE, INC.

                                           By: /s/ Barry J. Pardon
                                               --------------------------
                                               BARRY PARDON, President

ATTEST:

David L. Watts
-------------------------
DAVID L. WATTS, Secretary


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